Exhibit (k)


THE EHRENKRANTZ GROWTH FUND

STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2004

ASSETS

Investments in securities, at value
 (identified cost $1,974,489 (Note 1)		$   962,992
Cash and cash equivalents                           315,129
Receivables:
  Dividends and interest                                572
                                                ___________

     Total Assets                                 1,278,693

LIABILITIES

Accrued expenses                                      5,939
                                                ___________

     Net Assets                                 $ 1,272,754
                                                ===========

Net assets consist of:

  Unrealized depreciation on investments        $(1,011,497)
  Accumulated net gain on investment
    transactions                                      4,538
  Undistributed net income                      (   166,381)
  Paid in Capital                                 2,440,910
                                                ____________

     Total                                      $ 1,272,754
                                                ===========

Net Asset Value, Offering and Redemption Price
  Per Share (338,177 shares of no par value
  capital stock outstanding; an unlimited number
  of shares are authorized)                        $   3.76
                                                   ========


The accompanying notes are an integral part of the financial statements.